Exhibit 6.2

AMENDMENT NO. 1 TO

LICENSING AND SERVICES AGREEMENT

This Amendment No. 1 (“Amendment”) to the Licensing and Services Agreement is entered into as of April 15, 2026 (the “Amendment Effective Date”), by and between:

NextTrip, Inc., a Nevada corporation with its principal place of business at 1560 Sawgrass Corporate Parkway, Suite 400, Sunrise, FL 33323 (“Licensor”); and

NextTrip Privilege, Inc., a Nevada corporation with its principal place of business at 1560 Sawgrass Corporate Parkway, Suite 400, Sunrise, FL 33323 (“Licensee”).

RECITALS

WHEREAS, Licensor and Licensee entered into that certain Licensing and Services Agreement dated December 12, 2025 (the “Agreement”); and

WHEREAS, Exhibit B of the Agreement provides that Licensee shall pay Licensor an Administrative Services Fee of five thousand dollars ($5,000) per month beginning March 1, 2026, with the first payment due by April 15, 2026; and

WHEREAS, the parties desire to amend the Agreement to extend the commencement of the Administrative Services Fee payment obligation such that the first payment is due by July 15, 2026;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Amendment to Exhibit B – Administrative Services Fee. The last paragraph of Exhibit B of the Agreement is hereby amended by deleting the reference to “March 1, 2026” and replacing it with “June 1, 2026,” so that the amended paragraph shall read in its entirety as follows:

“Beginning June 1, 2026, Licensee shall pay Licensor a five thousand dollars ($5,000) per month (the “Administrative Services Fee”) to cover the cost of Licensor personnel and related costs to support Licensee’s operations which is due by the fifteenth (15th) day of the subsequent month. The Administrative Services Fee shall increase three percent (3%) per annum on June 1st every year thereafter.”

2. Effect of Amendment. Except as expressly modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed. In the event of any conflict between this Amendment and the Agreement, the terms of this Amendment shall control.

3. Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LICENSOR:

NextTrip, Inc.

By:	/s/ William Kerby
Name:	William Kerby
Title:	Chief Executive Officer
Date:	April 15, 2026

LICENSEE:

NextTrip Privilege, Inc.

By:	/s/ Donald P. Monaco
Name:	Donald Monaco
Title:	President
Date:	April 15, 2026